EXHIBIT 10.2

[LETTERHEAD OF ABITIBIBOWATER INC.]

July 25, 2011

Ms. Jo-Ann Longworth

89 Celtic Drive

Beaconsfield, Québec

H9W 3M6

Re:	Terms and Conditions of Employment between Jo-Ann Longworth and AbitibiBowater Inc.

Dear Jo-Ann,

I am pleased to confirm our offer of employment regarding the position of Senior Vice President and Chief Financial Officer in AbitibiBowater Inc. This position will be based in Montreal, and is effective August 31, 2011.

The terms and conditions, as they apply to your compensation package, are described below:

Annual Base Salary

Your base salary will be at an annual rate of CA$350,000, payable in monthly installments less applicable deductions. The monthly installments will be deposited directly into your personal bank account.

Position Classification

Your position of Senior Vice President and Chief Financial Officer will be classified in Grade 46 under AbitibiBowater’s Job/Salary Structure.

Short Term Incentive Plan

Effective on your date of hire, you will be eligible to AbitibiBowater’s 2011 Short Term Incentive Plan, which will provide you with a targeted incentive of 100% and an opportunity of up to 150% of your annual salary. The amount of the award is prorated to your date of hire and is dependent on the achievement of specific objectives while ensuring that the overall maximum incentive payout cannot exceed 7% of the free cash flow generated by the Company in 2011.

Long Term Incentive Plan

You will be eligible to participate in the Company’s Long Term Incentive Plan and to receive grants under such plan as determined by the Board of Directors from time to time, at its discretion. For 2011 and subject to Board approval, you will be eligible to an annual grant equivalent to 125% of your annual base salary.

Pension Plan

You will be eligible to participate in the AbiBow Canada Inc. Defined Contribution Pension Plan and the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan (DC SERP) at the following levels of contribution:

Employee Contributions	Company Contributions
5% of eligible earnings*	20.5% of eligible earnings

*	Up to the US compensation limit currently set at $245,000.

Health and Insurance Benefits

You will be eligible to participate in the Canadian AbiBow Flex program starting on your first day of work.

Vacation

You will be eligible to five weeks of vacation per year.

Other Benefits

You will also be eligible to receive an allowance of CA$12,000 per year to cover perquisites of your choosing such as club membership, fiscal and financial advice and tax preparation. The Company will also provide an annual medical examination at its expense for you and your spouse (up to a maximum of $1,500 per person) and parking.

If you have any questions about this offer, please contact me or Isabel Pouliot, Director, Corporate Compensation and Services at 514-394-3277. I look forward to your formal acceptance of this offer, and ask that you sign and return a copy to confirm your acceptance on or before July 29, 2011.

I look forward to you joining our team and working with you.

/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer

I have read the herein letter and hereby accept these terms and conditions.

/s/ Jo-Ann Longworth
Jo-Ann Longworth

Date: July 25, 2011